Exhibit 16.1

November 2, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 2, 2020 of Sono-Tek Corporation (the “Company”) and are in agreement with the statements relating only to Liggett & Webb, P.A. contained therein. We have no basis to agree or disagree with any other statements of the Company contained therein.

/s/ Liggett & Webb P. A.